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                                                                     Exhibit 3.1

                                     FORM OF

                           SECOND AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                              MOLDFLOW CORPORATION

         Moldflow Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         1. The name of the Corporation is Moldflow Corporation. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 15, 1997 (the "Original Certificate").

         2. This Second Amended and Restated Certificate of Incorporation (the "Certificate") amends, restates and integrates the provisions of the Amended and Restated Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on March 11, 1998 (the "Amended and Restated Certificate"), and was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law (the "DGCL").

         3. The text of the Amended and Restated Certificate is hereby amended and restated in its entirety to provide as herein set forth in full.

                                    ARTICLE I

         The name of the Corporation is Moldflow Corporation.

                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

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                                   ARTICLE IV

                                  CAPITAL STOCK

         The total number of shares of capital stock which the Corporation shall have authority to issue is seventy-three million one hundred thirty-nine thousand five hundred seventy-nine (73,139,579) shares, of which (i) sixty million (60,000,000) shares shall be a class designated as common stock, par value $.01 per share (the "Common Stock"), (ii) four million nine hundred eighteen thousand six hundred sixteen (4,918,616) shares shall be a class and series designated as Series C-1 Convertible Preferred Stock, par value $.01 per share (the "Series C- 1 Preferred Stock"), (iii) one million eight hundred fifty-five thousand six hundred eighty-eight (1,855,688) shares shall be a class and series designated as Series C-2 Convertible Preferred Stock, par value $.01 per share (the "Series C-2 Preferred Stock"), (iv) one million three hundred sixty-five thousand two hundred seventy-five (1,365,275) shares shall be a class and series designated as Series C-3 Convertible Preferred Stock, par value $.01 per share (the "Series C-3 Preferred Stock" and, together with the Series C-1 Preferred Stock and the Series C-2 Preferred Stock, the "Class C Preferred Stock"), and (v) five million (5,000,000) shares shall be a class designated as undesignated preferred stock, par value $.01 per share (the "Undesignated Preferred Stock" and, together with the Class C Preferred Stock, the "Preferred Stock").

         The number of authorized shares of the class of Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote, without a vote of the holders of the Preferred Stock (subject to the terms of the Class C Preferred Stock and except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock).

         The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

                                 A. COMMON STOCK

         Subject to all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Article IV (or in any certificate of designations of any series of Undesignated Preferred Stock):

                  (a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the "Directors") and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; PROVIDED, HOWEVER, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this
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         Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;

                  (b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors of the Corporation (the "Board of Directors") or any authorized committee thereof; and

                  (c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

                          B. DESIGNATED PREFERRED STOCK

         Except as otherwise set forth below or required by law, the shares of each of the Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series C-3 Preferred Stock shall have the same rights, preferences, powers, privileges, restrictions, qualifications and limitations.

         1. DIVIDENDS. Dividends may be declared and paid on the Class C Preferred Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any other then outstanding series of Preferred Stock. In addition to the foregoing, the holders of the Class C Preferred Stock shall be entitled to receive a payment equal to any dividend declared or paid by the Corporation in respect of the Common Stock for each share of Common Stock into which the shares of Class C Preferred Stock are convertible (as adjusted from time to time pursuant to Section 4 hereof).

         2.       LIQUIDATION, DISSOLUTION OR WINDING UP.

                  (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Class C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other class or series of stock of the Corporation ranking on liquidation prior and in preference to the Class C Preferred Stock (collectively referred to as "Senior Preferred Stock"), but before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Class C Preferred Stock (such Common Stock and other stock being collectively referred to as "Junior Stock") by reason of their ownership thereof, an amount equal to $1.46 per share for each share of Series C-1

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         Preferred Stock, $5.42 per share for each share of Series C-2 Preferred
         Stock, and $1.46 per share for each share of Series C-3 Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (with respect to each series of Class C Preferred Stock, the "Preference Amount"), plus any accrued but unpaid dividends with respect thereof. If, upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of Class C Preferred Stock the full preferential amount to which they shall be entitled, the holders of shares of Class C Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Class C Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

                  (b) After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock, Class C Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation on a parity with the Class C Preferred Stock, upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Class C Preferred Stock and Junior Stock then outstanding shall be entitled to receive, on a pro-rata basis (based, in the case of any convertible securities, on the number of shares of Common Stock into which such convertible securities are then convertible), the remaining funds and assets of the Corporation available for distribution to its shareholders.

                  (c) The merger or consolidation of the Corporation into or with another corporation, or the sale of all or substantially all the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this
         Section 2 upon the prior written consent or affirmative vote of at least 60% of the then outstanding shares of Class C Preferred Stock, voting (on an as converted basis) together as a single class. The amount deemed distributed to the holders of Class C Preferred Stock upon any such merger or consolidation shall be the cash or the value of the property, rights or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

         3.       VOTING.

                  (a) Each holder of outstanding shares of Class C Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Class C Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Section 4 hereof) at the time of the taking of any such vote, at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the

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         stockholders of the Corporation for their action or consideration.
         Except as provided by law or by the provisions establishing any other series of Preferred Stock, holders of Class C Preferred Stock shall vote together with the holders of Common Stock as a single class.

                  (b) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Class C Preferred Stock so as to affect adversely the rights and the privileges attached to the Class C Preferred Stock, without the written consent or affirmative vote of the holders of not less than 60% of the then outstanding shares of Class C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class and all provisions of the Corporation's ByLaws for general meetings shall apply to any separate general meeting except that the quorum for a separate meeting shall not be less than two persons holding shares or representing by proxy three-quarters of the issued shares of the class affected and that any holder of the shares of the class present in person or by proxy may demand a poll. For this purpose, without limiting the generality of the foregoing, the authorization or issuance of any series of Preferred Stock with preference or priority over the Class C Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed to affect adversely rights or privileges attached to the Class C Preferred Stock, and the authorization or issuance of any series of Preferred Stock on a parity with Class C Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed to affect adversely the rights and privileges attached to the Class C Preferred Stock. The number of authorized shares of Class C Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of the Common Stock, Class C Preferred Stock, and all other classes or series of stock of the Corporation entitled to vote thereon, voting as a single class.

         4. OPTIONAL CONVERSION. The holders of the Class C Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) RIGHT TO CONVERT. Each share of Class C Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into five-twelfths of one share of Common Stock for each share of Series C-1 Preferred Stock, 1.5466833 shares of Common Stock for each share of Series C-2 Preferred Stock (based on the aggregate number of shares of Series C-2 Preferred Stock held by the holder), and five-twelfths of one share of Common Stock for each share of Series C-3 Preferred Stock.

                  In the event of a liquidation, dissolution or winding up of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation, dissolution

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         or winding up to the holders of Class C Preferred Stock. The
         Corporation shall give the holders of Class C Preferred Stock thirty
         (30) days' prior notice of the date fixed for such payment.

                  (b) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the Class C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock, as determined in good faith by the Corporation's Board of Directors.

                  (c)      MECHANICS OF CONVERSION.

                           (i) In order for a holder of Class C Preferred Stock
                  to convert shares of Class C Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Class C Preferred Stock, at the office of the transfer agent for the Class C Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Class C Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name which shall appear on the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date and in any event not more than seven (7) days after the Conversion Date, issue and deliver at such office to such holder of Class C Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share, and all accrued but unpaid dividends.

                           (ii) The Corporation shall at all times when the
                  Class C Preferred Stock is outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Class C Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Class C Preferred Stock.

                           (iii) Upon any such conversion, no additional shares
                  shall be allotted for any accrued and unpaid dividends on the Class C Preferred Stock surrendered

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                  for conversion or on the Common Stock delivered upon
                  conversion, which dividends shall be paid in accordance with clause (iv) below.

                           (iv) All shares of Class C Preferred Stock which
                  shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any accrued and unpaid dividends thereon. Any shares of Class C Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Class C Preferred Stock accordingly.

                  (d) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall, at any time or from time to time after the date hereof, effect a subdivision of the outstanding Common Stock without similarly effecting a subdivision of the Class C Preferred Stock, the number of shares of Common Stock into which a share of Class C Preferred is then convertible shall be proportionately increased. If the Corporation shall, at any time or from time to time after the date hereof, combine the outstanding shares of Common Stock, without similarly combining the Class C Preferred Stock, the number of shares of Common Stock into which a share of Class C Preferred Stock is then convertible shall be proportionately decreased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  (e) ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time or from time to time after March 9, 1998, shall make, issue or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, then and in each such event, the holders of Class C Preferred Stock shall be entitled, at the time of conversion of such Class C Preferred Stock, to the number of shares of Common Stock that they would have received had the Class C Preferred Stock been converted into Common Stock on the record date for such dividend or other distribution and, within seven
         (7) days after the conversion of any shares of Class C Preferred Stock, the Corporation shall send to the holders of Class C Preferred Stock so converting such shares a certificate representing the number of additional shares of Common Stock to which such holders are entitled pursuant to this Subsection.

                  (f) NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or By-laws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times

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         in good faith assist in the carrying out of all the provisions of this
         Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Class C Preferred Stock against impairment.

                  (g) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the conversion of the Class C Preferred Stock pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Class C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Class C Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments and (ii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Class C Preferred Stock.

         5. NOTICE OF RECORD DATE. In the event:

                  (a) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

                  (b) that the Corporation splits, subdivides or combines its outstanding shares of Common Stock;

                  (c) of any reclassification of the Common Stock of the Corporation (other than a stock split, subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

                  (d) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Class C Preferred Stock, and shall cause to be mailed to the holders of the Class C Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten
(10) days prior to the record date specified in (i) below or twenty (20) days before the date specified in (ii) below, a notice stating

                           (i) the record date of such dividend, distribution,
                  stock split, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, stock split, subdivision or combination are to be determined, or

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                           (ii) the date on which such reclassification,
                  consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

         6. MANDATORY CONVERSION UPON PUBLIC OFFERING. As of and immediately prior to the closing of the Corporation's first firm commitment public offering pursuant to an effective registration statement under Securities Act of 1933, provided that the shares of Common Stock covered by such registration statement are listed for trading on either The Nasdaq Stock Market, Inc.'s National Market or an internationally recognized stock exchange, each outstanding share of Class C Preferred Stock shall automatically be converted into the number of shares of Common Stock determined pursuant to Section 4. Upon such conversion, (i) each converted share of Class C Preferred Stock shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue and such shares of Class C Preferred Stock shall not be reissued, and (ii) the provisions of this Second Amended and Restated Certificate of Incorporation regarding Class C Preferred Stock shall have no further force and effect and shall be deemed to be deleted from this Second Amended and Restated Certificate of Incorporation and any other references to Class C Preferred Stock in this Second Amended and Restated Certificate of Incorporation or any other agreement to which the Corporation is a party shall be deemed to refer to the same number of shares of Common Stock. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Class C Preferred Stock. Until presented and surrendered for cancellation following such conversion, each certificate for shares of Class C Preferred Stock outstanding shall be deemed to represent the number of shares of Common Stock determined in accordance with this paragraph, and upon such presentation and surrender each holder of a certificate or certificates for such Class C Preferred Stock shall be entitled to receive a certificate for the appropriate number of shares of Common Stock and cash as provided in Subsection 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

                         C. UNDESIGNATED PREFERRED STOCK

         The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide for the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.


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                                    ARTICLE V

                               STOCKHOLDER ACTION

         1. ACTION WITHOUT MEETING. Except as otherwise provided herein, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

         2. SPECIAL MEETINGS. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

                                   ARTICLE VI

                                    DIRECTORS

         1. GENERAL. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

         2. ELECTION OF DIRECTORS. Election of Directors need not be by written ballot unless the By-laws of the Corporation (the "By-laws") shall so provide.

         3. NUMBER OF DIRECTORS; TERM OF OFFICE. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series or class of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as reasonably possible. The initial Class I Directors of the Corporation shall be A. Roland Thomas, Charles
D. Yie and Robert P. Schechter; the initial Class II Directors of the Corporation shall be Julian H. Beale and Marc J. L. Dulude; and the initial Class III Directors of the Corporation shall be Roger Brooks and Richard A. Charpie. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2000, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2001, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2002. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the

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foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

         Notwithstanding the foregoing, whenever, pursuant to the provisions of
Article IV of this Certificate, the holders of any one or more series or class of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable thereto.

         4. VACANCIES. Subject to the rights, if any, of the holders of any series or class of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Subject to the rights, if any, of the holders of any series or class of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; PROVIDED, HOWEVER, that no decrease in the number of Directors shall shorten the term of any incumbent Director.

         5. REMOVAL. Subject to the rights, if any, of any series or class of Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of Directors. At least forty-five (45) days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

                                   ARTICLE VII

                             LIMITATION OF LIABILITY

         A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director's duty of loyalty to the Corporation or its

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stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

         Any repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director at the time of such repeal or modification.

                                  ARTICLE VIII

                              AMENDMENT OF BY-LAWS

         1. AMENDMENT BY DIRECTORS. Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

         2. AMENDMENT BY STOCKHOLDERS. The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose as provided in the By-laws, by the affirmative vote of at least 75% of the shares present in person or represented by proxy at such meeting and entitled to vote on such amendment or repeal, voting together as a single class; PROVIDED, HOWEVER, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the shares present in person or represented by proxy at such meeting and entitled to vote on such amendment or repeal, voting together as a single class.

                                   ARTICLE IX

                    AMENDMENT OF CERTIFICATE OF INCORPORATION

         The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Whenever any vote of the holders of voting stock is required to amend or repeal any provision of this Certificate, and in addition to any other vote of holders of voting stock that is required by this Certificate or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted

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meeting of stockholders called expressly for such purpose; PROVIDED, HOWEVER, that the affirmative vote of not less than 75% of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V,
Article VI, Article VII or Article IX of this Certificate.

                                  [End of Text]

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         THIS SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is
executed as of this ____ day of [MARCH], 2000.


                                        MOLDFLOW CORPORATION


                                        By:
                                           -------------------------------------
                                           Marc J. L. Dulude
                                           President and Chief Executive Officer